Exhibit 4.7

PENGROWTH ENERGY TRUST

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2002

PENGROWTH ENERGY TRUST

FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months ended
	June 30			Six Months ended June 30
			%			%
	2002	2001	Change	2002	2001	Change

	(thousands, except per unit amounts)
	(unaudited)
INCOME STATEMENT
Oil and gas sales	$111,544	$121,043	-8%	$203,178	$264,004	-23%
Net income	$13,604	$33,844	-60%	$14,046	$75,752	-81%
Net income per unit	$0.161	$0.500	-68%	$0.168	$1.150	-85%
Distributable income	$48,141	$63,395	-24%	$81,259	$135,466	-40%
Distributable income per trust unit
Based on weighted average units outstanding	$0.569	$0.936	-39%	$0.974	$2.057	-53%
Based on actual distributions paid or declared	$0.540	$0.830	-35%	$0.950	$1.970	-52%
Weighted average number of units outstanding	84,613	67,727	25%	83,446	65,868	27%

BALANCE SHEET
Working capital	$(27,766)	$(16,673)	67%	$(27,766)	$(16,673)	67%
Property, plant and equipment and other assets	$1,145,197	$1,286,651	-11%	$1,145,197	$1,286,651	-11%
Long-term debt	$219,123	$374,820	-42%	$219,123	$374,820	-42%
Unitholders’ equity	$867,213	$801,563	8%	$867,213	$801,563	8%

TRUST UNIT TRADING (TSX)
High	$17.00	$21.95		$17.00	$21.95
Low	$14.60	$17.11		$13.25	$17.11
Close	$15.05	$18.10		$15.05	$18.10
Value	$197,063	$205,179	-4%	$362,733	$381,429	-5%
Volume	12,588	10,048	25%	23,983	18,832	27%

TRUST UNIT TRADING (NYSE) — listed on April 10, 2002
High	US$ 10.90	—		US$ 10.90	—
Low	US$9.50	—		US$9.50	—
Close	US$9.93	—		US$9.93	—
Value	US$ 18,108	—		US$ 18,108	—
Volume	1,784	—		1,784	—

DAILY PRODUCTION
Crude oil (barrels)	18,096	19,650	-8%	18,302	20,039	-9%
Natural gas (thousands of cubic feet)	103,856	75,753	37%	106,936	74,709	43%
Natural gas liquids (barrels)	5,350	4,418	21%	5,176	4,385	18%
Other	16	147	0%	11	57	-81%
Total production (BOE) 6:1	40,771	36,840	11%	41,312	36,933	12%

PRODUCTION INCREASE
(6:1 boe) (year over year)	11%	11%		12%	9%

PRODUCTION PROFILE (6:1 conversion)
Crude oil	44%	54%		44%	54%
Natural gas	43%	34%		43%	34%
Natural gas liquids	13%	12%		13%	12%

AVERAGE PRICES
Crude oil (per barrel)	$38.63	$39.44	-2%	$35.61	$39.90	-11%
Natural gas (per mcf)	$3.75	$5.72	-34%	$3.29	$6.98	-53%
Natural gas liquids (per barrel)	$28.04	$34.42	-19%	$25.48	$37.64	-32%
Average price per BOE 6:1	$30.06	$36.11	-17%	$27.17	$39.49	-31%

PENGROWTH ENERGY TRUST

CONSOLIDATED BALANCE SHEETS

	As at	As at
	June 30	December 31
	2002	2001

	(Stated in
	thousands of dollars)
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and term deposits	$—	$3,797
Marketable securities (Note 6)	2,689	—
Accounts receivable	32,742	27,859
Inventory	1,258	2,687

	36,689	34,343
REMEDIATION TRUST FUND	6,808	6,470
PROPERTY, PLANT AND EQUIPMENT AND OTHER ASSETS	1,145,197	1,208,526

	$1,188,694	$1,249,339

LIABILITIES AND SHAREHOLDER’S EQUITY
CURRENT LIABILITIES
Bank indebtedness	$3,452	$—
Accounts payable and accrued liabilities	29,403	31,359
Distributions payable to unitholders	31,046	22,207
Due to Pengrowth Management Limited	554	523

	64,455	54,089
LONG-TERM DEBT (Note 3)	219,123	345,456
FUTURE SITE RESTORATION COSTS	37,903	32,591
TRUST UNITHOLDERS’ EQUITY (Note 4)	867,213	817,203

	$1,188,694	$1,249,339

See accompanying notes to the consolidated financial statements.

PENGROWTH ENERGY TRUST

CONSOLIDATED STATEMENTS OF INCOME AND DISTRIBUTABLE INCOME

	Three months ended		Six months ended
	June 30		June 30

	2002	2001	2002	2001

	(Stated in thousands of dollars)
	(Unaudited)
REVENUES
Oil and gas sales	$111,544	$121,043	$203,178	$264,004
Processing and other income	1,349	1,682	3,036	3,359
Crown royalties	(12,415)	(14,885)	(24,383)	(41,915)
Alberta Royalty Tax Credit	125	125	250	250
Freehold royalties and mineral taxes	(1,895)	(1,756)	(3,306)	(4,275)

	98,708	106,209	178,775	221,423
Interest and other income	(952)	904	(525)	1,063

NET REVENUE	97,756	107,113	178,250	222,486
EXPENSES
Operating	30,532	22,157	58,057	43,790
Amortization of injectants for miscible floods	11,276	11,833	23,454	22,518
Interest	3,127	5,090	6,165	9,929
General and administrative	2,989	1,450	5,219	3,627
Management fee	1,744	1,885	3,140	4,714
Capital taxes	(122)	1,333	281	1,812
Depletion and depreciation	31,666	27,938	62,113	56,748
Future site restoration	2,930	1,565	5,759	3,556

	84,142	73,251	164,188	146,694

INCOME BEFORE THE FOLLOWING	13,614	33,862	14,062	75,792
ROYALTY INCOME ATTRIBUTABLE TO ROYALTY UNITS OTHER THAN THOSE HELD BY PENGROWTH ENERGY TRUST	10	18	16	40

NET INCOME	13,604	33,844	14,046	75,752
Add: Depletion, depreciation and future site restoration	34,596	29,503	67,872	60,304
Alberta Royalty Credit received during period	500	517	500	517
Deduct: Alberta Royalty Credit accrued for period	(125)	(125)	(250)	(250)
Reclamation expenses and Remediation Trust Fund	(434)	(344)	(909)	(857)

DISTRIBUTABLE INCOME	$48,141	$63,395	$81,259	$135,466

NET INCOME PER UNIT (Note 4) Basic	$0.161	$0.500	$0.168	$1.150

Diluted	$0.161	$0.494	$0.168	$1.141

DISTRIBUTABLE INCOME PER UNIT (Note 4)
Based on weighted average units outstanding	$0.569	$0.936	$0.974	$2.057

Based on actual distributions paid or declared	$0.540	$0.830	$0.950	$1.970

See accompanying notes to the consolidated financial statements.

PENGROWTH ENERGY TRUST

CONSOLIDATED STATEMENTS OF CASH FLOW

	Three months ended June 30		Six months ended June 30

	2002	2001	2002	2001

	(Stated in thousands of dollars)
	(unaudited)
CASH PROVIDED BY (USED FOR):
OPERATING
Net income	$13,604	$33,844	$14,046	$75,752
Items not involving cash Depletion, depreciation and future site restoration	34,596	29,503	67,872	60,304
Amortization of injectants	11,276	11,833	23,454	22,518
Purchase of injectants	(4,110)	(22,027)	(7,446)	(40,114)
Expenditures on remediation	(223)	(116)	(447)	(416)

Funds generated from operations	55,143	53,037	97,479	118,044
Distributions	(40,340)	(67,267)	(72,420)	(142,115)
Changes in non-cash operating working capital (Note 5)	1,844	(9,718)	(8,898)	(17,845)

	16,647	(23,948)	16,161	(41,916)

FINANCING
Change in long-term debt (119,962)		27,847	(126,333)	87,747
Proceeds from issue of trust units	116,363	215,774	117,223	219,312

	(3,599)	243,621	(9,110)	307,059

INVESTING
Deposit on acquisition	—	(3,000)	—	(3,000)
Expenditures on property acquisitions	(33,955)	(215,552)	(33,955)	(249,709)
Expenditures on property, plant and equipment	(14,042)	(19,849)	(25,432)	(33,765)
Proceeds on property dispositions	39,641	22,046	44,595	22,046
Change in Remediation Trust Fund	(150)	(166)	(338)	(377)
Marketable securities	(1,023)	—	(2,689)	—
Change in non-cash investing working capital (Note 5)	(4,434)	(2,416)	3,519	(2,464)

	(13,963)	(218,937)	(14,300)	(267,269)

INCREASE (DECREASE) IN CASH	(915)	736	(7,249)	(2,126)
CASH AND TERM DEPOSITS (BANK INDEBTEDNESS) AT BEGINNING OF PERIOD	(2,537)	1,671	3,797	4,533

CASH AND TERM DEPOSITS (BANK INDEBTEDNESS) AT END OF PERIOD	$(3,452)	$2,407	$(3,452)	$2,407

See accompanying notes to the consolidated financial statements.

PENGROWTH ENERGY TRUST

CONSOLIDATED STATEMENTS OF TRUST UNITHOLDERS’ EQUITY

	Three months ended June 30		Six months ended June 30

	2002	2001	2002	2001

	(Stated in thousands of dollars)
	(unaudited)
Unitholders’ equity at beginning of period	$785,387	$615,340	$817,203	$641,965
Units issued, net of issue costs	116,363	215,774	117,223	219,312
Net income for period	13,604	33,844	14,046	75,752
Distributable income	(48,141)	(63,395)	(81,259)	(135,466)

TRUST UNITHOLDERS’ EQUITY AT END OF PERIOD	$867,213	$801,563	$867,213	$801,563

PENGROWTH ENERGY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)
June 30, 2002
(Tabular amounts are stated in thousands of dollars except per unit amounts)

1.  Significant Accounting Policy

      The interim consolidated financial statements of Pengrowth Energy Trust and Pengrowth Corporation (collectively referred to as “Pengrowth”) have been prepared by management in accordance with accounting principles generally accepted in Canada. The interim consolidated financial statements have been prepared following the same accounting policies and methods of computation as the consolidated financial statements for the fiscal year ended December 31, 2001 with the exception of the change in accounting policy noted below. The disclosures provided below are incremental to those included with the annual consolidated financial statements. The interim consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto in Pengrowth’s annual report for the year ended December 31, 2001.

2.  Change in Accounting Policy

      Effective January 1, 2002, Pengrowth adopted the new standard on accounting for options or similar unit based compensation. Pengrowth prospectively adopted the new standard. For options or similar instruments granted to non-employees, an amount equal to the grant date fair value of the instrument will be recorded as a charge to earnings over the vesting period, if any. The new standard also requires recognition of compensation cost with respect to Stock Appreciation Rights granted to employees. No compensation cost results from application of the above provisions for the three months ended June 30, 2002 or for the year ended December 31, 2001.

      For options granted to employees of Pengrowth, the standard provides that Pengrowth may elect not to use this fair value method but to disclose the impact of the fair value method on a pro forma basis. Had compensation cost for options granted to employees been calculated based on the fair value method, an amount of $675,000 would have been recorded as compensation expense for the three months ended June 30, 2002. Pengrowth’s net income and net income per unit for the three months and six months ended June 30, 2002 would have been $12,929,000 ($0.153 per unit) and $13,371,000 ($0.160 per unit) respectively.

      The weighted average fair market value of options granted during the three months ended June 30, 2002 was $0.92 per option based on the date of grant using a modified Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 4.5 percent, dividend yield of 13 percent, expected volatility of 29 percent, normalized dilution of 3 percent, liquidity discount of 10 percent and expected life of five years.

3.  Long-Term Debt

      Pengrowth has a $425 million revolving credit facility syndicated among nine financial institutions with an extendible 364 day revolving period and a three year amortization term period. In addition, it has a $35 million demand operating line of credit. The two facilities are currently reduced by outstanding letters of credit in the amount of approximately $34 million. Interest payable on amounts drawn is at the prevailing bankers’ acceptance rates plus stamping fees, lenders’ prime lending rates, or U.S. libor rates plus applicable margins, depending on the form of borrowing by the Corporation. The margins and stamping fees vary from 0.25 percent to 1.40 percent depending on financial statement ratios and the form of borrowing.

      The revolving credit facility will revolve until June 22, 2003, whereupon it is expected to be renewed for a further 364 days, subject to satisfactory review by the lenders. If the revolving facility is not renewed, it will convert into a term facility with amounts outstanding under the facility repayable in 12 equal quarterly installments. Pengrowth can post, at its option, security suitable to the banks in lieu of the first year’s

PENGROWTH ENERGY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)
June 30, 2002
(Tabular amounts are stated in thousands of dollars except per unit amounts)

payments. In such an instance, no principal payment would be made to the banks for one year following the date of non-renewal.

4.     Trust Units

      The authorized capital of Pengrowth is 500,000,000 trust units.

	June 30, 2002		December 31, 2001

	Number of		Number of
Trust Units Issued	units	Amount	units	Amount

Balance, beginning of period	82,240,069	$1,280,599	63,852,198	$974,724
Issued for cash	8,000,000	123,200	17,622,500	311,974
Less: issue expenses	—	(7,466)	—	(18,727)
Issued for cash on exercise of stock options	47,100	623	628,828	10,060
Issued for cash under Distribution Reinvestment (“DRIP”) Plan	60,109	866	136,543	2,568

Balance, end of period	90,347,278	$1,397,822	82,240,069	$1,280,599

      The per unit amounts for net income and distributable income are based on weighted average units outstanding for the period. The weighted average units outstanding for the three months ended June 30, 2002 were 84,612,513 units and for the six months ended June 30, 2002 were 83,445,980 units (three months ended June 30, 2001 — 67,727,300 units, six months ended June 30, 2001 — 65,868,024 units). In computing diluted net income per unit, 34,995 units were added to the weighted average number of units outstanding during the quarter ended June 30, 2002 (June 30, 2001 — 356,387 units) and 29,608 units were added for the six months ended June 30, 2002 (six months ended June 30, 2001 — 358,670 units) for the dilutive effect of employee stock options. The per unit amount of distributions paid or declared reflect actual distributions paid or declared based on units outstanding at the time.

     Trust Unit Option Plan

      As at June 30, 2002, options to purchase 4,156,451 trust units were outstanding (December 31, 2001 — 3,106,635) that expire at various dates to June 28, 2009.

	June 30, 2002		December 31, 2001

		Weighted		Weighted
	Number of	Average	Number of	Average
Trust Unit Options	options	Exercise Price	options	Exercise Price

Outstanding at beginning of period	3,106,635	$17.78	2,893,554	$17.45
Granted	1,367,303	14.14	905,979	17.66
Exercised	(47,100)	13.24	(628,828)	16.00
Cancelled	(270,387)	17.93	(64,070)	18.98

Outstanding at period-end	4,156,451	16.62	3,106,635	17.78

Exercisable at period-end	2,736,158	17.15	2,238,406	17.69

PENGROWTH ENERGY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)
June 30, 2002
(Tabular amounts are stated in thousands of dollars except per unit amounts)

      Amendments to the trust unit option plan were approved by trust unitholders at the annual meeting of Pengrowth unitholders on April 23, 2002. The maximum number of units which may be reserved for option grants has been increased from 7 million to 10 million, provided that the number of options granted does not exceed 10 percent of issued and outstanding trust units. The expiry date for all issued and unexercised options, and any options subsequently granted under the plan, has been increased from five years to seven years.

5.     Change in Non-Cash Operating Working Capital

	Three months ended		Six months ended

	June 30	June 30	June 30	June 30
	2002	2001	2002	2001

Accounts receivable	$(1,523)	$4,093	$(4,883)	$(936)
Inventory	(821)	5,034	1,429	1,243
Accounts payable and accrued liabilities	3,975	(18,587)	(5,475)	(17,755)
Due to Pengrowth Management Limited	213	(258)	31	(397)

	$1,844	$(9,718)	$(8,898)	$(17,845)

          Change in Non-Cash Investing Working Capital

	Three months ended		Six months ended

	June 30	June 30	June 30	June 30
	2002	2001	2002	2001

Accounts payable for capital accruals	$(414)	$1,764	$3,519	$1,716
Note receivable on disposition of properties	—	(4,180)	—	(4,180)
Deposit on disposition of properties	(4,020)	—	—	—

	$(4,434)	$(2,416)	$3,519	$(2,464)

      The cash payments made for taxes for the quarter ending June 30, 2002 were $435,000 (June 30, 2001 — $1,399,000) and for the six months ended June 30, 2002 were $790,000 (six months ended June 30, 2001 — $1,829,000). Cash payments for interest for the quarter ending June 30, 2002 were $3,134,000 (June 30, 2001 — $6,178,000) and for the six months ended June 30, 2002 were $6,538,000 (six months ended June 30, 2001 — $15,180,000).

6.     Financial Instruments

     Interest Rate Risk

      As at June 30, 2002, Pengrowth had entered into interest rate swaps on $125 million of its long term debt for periods of three years ending November 30, 2004 ($75 million), December 31, 2004 ($25 million) and March 4, 2005 ($25 million) at an average interest rate of 4.09% (before stamping fees).

      The estimated fair value of the interest rate swaps has been determined based on the amount that Pengrowth would receive or pay to terminate the contracts at period end. At June 30, 2002, the amount that Pengrowth would receive to terminate the interest rate swaps is $313,000.

PENGROWTH ENERGY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)
June 30, 2002
(Tabular amounts are stated in thousands of dollars except per unit amounts)

     Forward and Futures Contracts

      Pengrowth has a price risk management program whereby the commodity price associated with a portion of its future production is fixed. Pengrowth sells forward a portion of its future production through a combination of fixed price sales contracts with customers and commodity swap agreements with financial counterparties. The forward and futures contracts are subject to market risk from fluctuating commodity prices and exchange rates, however gains or losses on the contracts are offset by changes in the value of Pengrowth’s production.

      As at June 30, 2002, Pengrowth had fixed the price applicable to future production as follows:

Financial Swap Contracts

	Crude Oil		Natural Gas

	Volume	Price	Volume
	(bbl/d)	C$/bbl	(MMbtu/d)	Fixed Price

2002	4,000	$36.12	7,000	$3.90 US/MMbtu
2003	—	—	7,000	$3.90 US/MMbtu
	—	—	5,000	$7.05 Cdn/MMbtu
2004	—	—	7,000	$3.90 US/MMbtu
	—	—	5,000	$6.90 Cdn/MMbtu

      As well, Pengrowth has natural gas fixed price sales contracts which fixed the price on 8,720 mcf/d until October 31, 2002 at a price of $2.99 Cdn/mcf.

      The estimated fair value of the crude oil financial swap contracts and the natural gas fixed price sales contracts have been determined based on the amounts Pengrowth would receive or pay to terminate the contracts at period-end. At June 30, 2002 the amount Pengrowth would pay to terminate the crude oil and natural gas contracts would be $2,923,000 and $5,720,000, respectively.

     Fair Value of Financial Instruments

      The carrying value of financial instruments included in the balance sheet, other than bank debt, remediation trust fund and marketable securities, approximate their fair value due to their short maturity. The fair value of the marketable securities at June 30, 2002, was $3,323,000. The fair value of the Remediation Trust Fund was $6,821,000 (December 31, 2001 — $6,473,000).